Exhibit 10.2

TH&T Comments 11/05/02

AMENDMENT
TO
EMPLOYMENT AGREEMENT
BETWEEN
SOFTBRANDS, INC. AND
GEORGE H. ELLIS

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made effective as of November 26, 2002 (the “Effective Date”), by and between SoftBrands, Inc., a Delaware corporation (the “Company”), and George H. Ellis (the “Executive”), collectively referred to herein as the “parties.”

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, effective as of January 1, 2002 (the “Agreement”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company on October 29, 2002 approved a Restructuring Bonus in the aggregate amount of $450,000 (the “Restructuring Bonus”) to be made by the Company upon the terms approved by the Compensation Committee, including (i) that $100,000 of the Restructuring Bonus will be payable upon the Company’s consummation of an acceptable financing transaction (as determined by the Compensation Committee of the Board of Directors) (such a transaction, an “Acceptable Financing Transaction”), (ii) that $350,000 of the Restructuring Bonus will be payable in twenty four equal monthly installments at the beginning of each calendar month commencing October 1, 2002 and (iii) that, in the event that the Executive voluntarily terminates his employment (other than for good reason) or is terminated for cause, the Executive shall forfeit any right to receive any portion of the Restructuring Bonus to be paid after the date of termination; and

WHEREAS, in connection with and consideration of the Restructuring Bonus and subject to the terms thereof above, the Company and the Executive have agreed to amend the Agreement as provided in this Amendment.

NOW, THEREFORE, for and in consideration of the mutual promises and conditions made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
AMENDMENT

Sections 5.1, 5.3 and 5.4 of the Agreement are amended in their entirety to read as follows:

“5.1        Noncompetition.  The Executive acknowledges that he will have access at the highest level to, and the opportunity to acquire knowledge of, the Company’s customer lists, customer needs, business plans, trade secrets and other confidential and proprietary information from which the Company may derive economic or competitive advantage, and that he is entering into the covenants and representations in this Article V in order to preserve the goodwill and going concern value of the Company, and to induce the Company to enter into this Agreement.  The Executive agrees not to compete with the Company or its direct or indirect subsidiaries (a “Company Entity”) or to engage in any unfair competition with the Company during the Employment Term and for a period of one year after the end of the Employment Term.  For purposes of this Agreement, the phrase “compete with the Company,” or the substantial equivalent thereof, means, subject to the exceptions set forth below, that Executive, either alone or as a partner, member, director, employee, shareholder or agent of any other business, or in any other individual or representative capacity, directly or indirectly owns, manages, operates, controls, or participates in the ownership, management, operation or control of, or works for or provides consulting services to, or permits the use of his name by or lends money to, any business or activity which is or which becomes, at the time of the acts or conduct in question, directly or indirectly competitive with the development, financing and/or marketing of the products, proposed products or services of any Company Entity.  During the Employment Term and for a period of one year after the end of the Employment Term, Executive shall not directly or indirectly acquire any stock or interest in any corporation, partnership, or other business entity that competes, directly or indirectly, with the business of a Company Entity without obtaining the prior written consent of the Company.  Notwithstanding the foregoing, this Section 5.1 shall not apply to the ownership or acquisition of stock or an interest representing less than a 5% beneficial interest in a corporation that is obligated to file reports with the Securities and Exchange Commission pursuant to the Exchange Act.  The covenants and restrictions against competition contained in this Section 5.1 (i) shall only apply to software products and related technologies and services developed, designed, manufactured, provided and/or sold for the hospitality and manufacturing software markets and (ii) shall not, for the avoidance of doubt, restrict the Executive from, directly or indirectly owning, managing, operating, controlling, or participating in the ownership, management, operation or control of, or working for or providing consulting services to, or permitting the use of his name by or lending money to businesses engaged in or activities related to developing, marketing, selling, licensing or servicing software and related technologies for supply chain management, and (iii) shall not apply to the extent that the Company is in default in the payment of any obligation owed to the Executive.

“5.2        Confidential Information.  During the Employment Term and thereafter, Executive agrees to keep secret and to retain in the strictest confidence all material confidential matters which relate to the Company or its “affiliate” (as that term is defined in the Exchange Act), including, without limitation customer lists, client lists, trade secrets, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures, and other confidential business information from which the Company derives an economic or competitive advantage, or from which the Company might derive such advantage in its business, labeled “secret” or “confidential” or some similar term, and not to intentionally disclose any such information to anyone outside of the Company, whether during or after the Employment Term, except in connection with pursuing in good faith the interests and business of the Company.  The foregoing restrictions and obligations under this Section 5.2 will not apply (i) to any confidential information that is or becomes generally available to the public or generally known to persons engaged in businesses similar to or related to that of the Company, other than as a result of a disclosure by Executive, (ii) if the Executive is required by law to make disclosure, or (iii) to disclosure made to any director of the Company.  The Company may waive application of the foregoing restrictions and obligations in its discretion from time to time.

“5.3        Non-Solicitation of Customers.  During the Employment Term, the Executive will have access to confidential records and data pertaining to the Company’s customers, their needs, and the relationship between the Company and its customers.  Such information is considered secret and is disclosed during the Employment Term in confidence.  Accordingly, during the Employment Term and for a period of one year after the end of the Employment Term, Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, directly or indirectly (i) solicit for a competitive purpose, interfere with, induce or entice away any person or entity that is or was a client, customer or agent of the Company or its affiliates (as the term “affiliate” is defined in the Exchange Act) or (ii) in any manner persuade or attempt to persuade any such person or entity (A) to discontinue its business relationship with the Company or its affiliates, or (B) to enter into a business relationship with any entity or person the loss of which the Executive should reasonably anticipate would be detrimental to the Company or its affiliates in any respect.  The covenants and restrictions contained in this Section 5.3 (i) shall only apply to clients, customers or agents for software products and related technologies and services developed, designed, manufactured, provided and/or sold for the hospitality and manufacturing software markets, and (ii) shall not, for the avoidance of doubt, apply to clients, customers or agents who enter into relationships, directly or indirectly, with the Executive relating to, or with any business with which Executive may become associated after the Employment Term that is engaged in, developing, marketing, selling, licensing or servicing software and related technologies for supply chain management, and (iii) shall not apply to the extent that the Company is in default in the payment of any obligation owed to the Executive.

“5.4        Non-Solicitation of Employees.  The Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, during the Employment Term and for a period of one year period after the end of the Employment Term, directly or indirectly solicit, interfere with, offer to hire or induce any person who is or was an officer or employee of the Company or any affiliate (as the term “affiliate” is defined in the Exchange Act) (other than secretarial personnel who worked directly with Executive during his employment) to discontinue his or her relationship with the Company or an affiliate of the Company,.  (These acts are hereinafter referred to as the “prohibited acts of solicitation.”).

ARTICLE II
RESTRUCTURING BONUS

Sections 3.2 (“Bonuses”) of the Agreement is amended to add the following three paragraphs at the end of such Section.

“Without limiting the foregoing as it may apply to other bonuses for performance, the Company shall pay, at the times and subject to the following provisions, a restructuring bonus to Executive equal to $450,000 (the “Restructuring Bonus”) in recognition of the separation of the Company from AremisSoft Corporation pursuant to that certain First Amended Plan of Reorganization of AremisSoft Corporation Jointly Proposed by the Debtor and SoftBrands, Inc. and effective August 2, 2002.  Such Restructuring Bonus shall be subject to, and shall not be paid until, completion of a financing transaction by the Company acceptable to the Board of Directors (an “Acceptable Financing Transaction”).  Upon completion of an Acceptable Financing Transaction, the Company shall pay the Executive $100,000 of the Restructuring Bonus and such amount of the remaining $350,000 of the Restructuring Bonus as is equal to $9,722.22 multiplied by the number of full months elapsed after October 1, 2002.  The balance of the Restructuring Bonus shall be paid in equal monthly installments of $9,722.22 on the first day of each month thereafter until paid in full; provided, however, that the right of Executive to receive any further payments of the Restructuring Bonus shall terminate in the event that the Executive’s employment is terminated, other than by the Company “without cause” (as set forth in Section 4.3) or by the Executive for “good reason” (as set forth in Section 4.7).  For purposes of Section 4.6 of this Agreement, the Restructuring Bonus shall be deemed declared as of the date hereof, but not yet paid.”

ARTICLE III
MISCELLANEOUS PROVISIONS

3.1          Effect of Amendment.  Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

3.2          Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

3.3          Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  For the purpose of proving the authenticity of this Amendment, facsimile signature shall be treated the same as original signatures.

3.4          Company Representations.  The Company represents and warrants to the Executive that this Amendment has been duly authorized and approved by the Board of Directors of the Company.  Copies of the resolutions of the Board of Directors evidencing such action will be provided to the Executive not later than the Effective Date.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

COMPANY:

SOFTBRANDS, INC.

By:	/s/ David G. Latzke
David G. Latzke, Chief Financial Officer

EXECUTIVE:

/s/ George H. Ellis
George H. Ellis